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[letterhead]


                    CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of GT Global Floating Rate Fund, Inc.
d/b/a AIM Floating Rate Fund):

     We hereby consent to the inclusion of our report dated February 17, 1998 on our audit of the financial statements and financial highlights of GT Global Floating Rate Fund, Inc. (d/b/a AIM Floating Rate Fund) as of
December 31, 1997 in the Statement of Additional Information with respect to the Post-Effective Amendment to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended, of AIM Floating Rate Fund. We further consent to the reference to our Firm under the captions "Financial Highlights" and "Other Information" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


                                    /s/ Coopers & Lybrand L.L.P.
                                    COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
May 26, 1998